BCB Bancorp, Inc. Announces Annual Earnings
Company Release - 2/19/2016

BAYONNE, N.J.-- BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP – News), the holding company for BCB Community Bank (the “Bank”), announced net income of $7.0 million for the year ended December 31, 2015, as compared with net income of $7.6 million for the year ended December 31, 2014. Basic and diluted earnings per share were $0.69 for the year ended December 31, 2015, compared with $.81 for the year ended December 31, 2014. The weighted average number of common shares outstanding for the year ended December 31, 2015 for basic and diluted earnings per share calculations was approximately 8,853,000 and 8,875,000, respectively. The weighted average number of common shares outstanding for the year ended December 31, 2014 for basic and diluted earnings per share calculations was approximately 8,366,000 and 8,401,000, respectively.

Total assets increased by $316.5 million, or 24.3 percent, to $1.618 billion at December 31, 2015 from $1.302 billion at December 31, 2014. Total cash and cash equivalents increased by $100.5 million, or 312.9 percent, to $132.6 million at December 31, 2015 from $32.1 million at December 31, 2014. Loans receivable, net increased by $212.3 million, or 17.6 percent, to $1.420 billion at December 31, 2015 from $1.208 at December 31, 2014. Deposits increased by $245.4 million, or 23.9 percent, to $1.274 billion at December 31, 2015 from $1.029 billion at December 31, 2014. Short-term borrowings decreased by $26.0 million, or 100.0 percent, to $0 at December 31, 2015 compared with $26.0 million at December 31, 2014. Long-term borrowings increased by $67.0 million, or 50.4 percent, to $200.0 million at December 31, 2015, compared with $133.0 million at December 31, 2014. Stockholders’ equity increased by $31.3 million, or 30.6 percent, to $133.5 million at December 31, 2015 from $102.2 million at December 31, 2014.

Thomas Coughlin, President and Chief Executive Officer, said, "The Bank continued to experience significant growth in 2015, as we opened two new branches, widened our footprint and grew both our deposits and loans. This is consistent with our strategic plan of making key investments that position the Bank for stronger future performance and enhanced shareholder value. This investment includes an increase in staffing and related employment, occupancy and equipment expenses related to significant expansion of client relationship staffing levels as the bank looks to enhance its local market penetration through organic growth, as well as the branch openings."

Some of the key accomplishments and metrics for BCB Bancorp, Inc. for 2015 include:

•	Attained the level of being a $1.6 billion asset bank in just its 15th year in business.

•	Secured $29.3 million of additional capital through both common and preferred stock offerings.

•	Net loans increased 17.6 percent from Dec. 31, 2014 to $1.4 billion.

•	Net interest income increased 7.3 percent for the year ended Dec. 31, 2015 to $53.5 million, compared with the year ended Dec. 31, 2014.

•	Two branch openings in early 2015, in Rutherford, NJ, and Staten Island, NY, with several more anticipated to be added over the next 12 months.

•	Implementation of a Core System upgrade, which will position the Bank for continued success in 2016 and beyond through improved operational efficiencies and enhanced customer service.

The BCB Bancorp, Inc., board of directors also unanimously declared a quarterly cash dividend of $0.14 per common share, payable on February 15, 2016, with a record date of February 1, 2016.

"The continued declaration and payment of our quarterly cash dividend to our shareholders is reflective of the strength and ongoing success of the business strategies our Board of Directors and management team have developed and are implementing," Coughlin said. "We remain confident that the positive steps we have taken in 2015 and our strategic plan for continued growth position the bank for greater success and enhanced shareholder value going forward."

Net interest income increased by $3.6 million, or 7.3 percent, to $53.5 million for the year ended December 31, 2015 from $49.9 million for the year ended December 31, 2014. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $223.7 million, or 18.4 percent, to $1.439 billion for the year ended December 31, 2015 from $1.215 billion for the year ended December 31, 2014, partly offset by a decrease in the average yield on interest-earning assets of 27 basis points to 4.68 percent for the year ended December 31, 2015 from 4.95 percent for the year ended December 31, 2014. The average balance of interest-bearing liabilities increased by $200.3 million, or 19.8 percent, to $1.215 billion for the year ended December 31, 2015 from $1.014 billion for the year ended December 31, 2014, and the average cost of interest-bearing liabilities increased by 13 basis points to 1.14 percent for the year ended December 31, 2015 from 1.01 percent for the year ended December 31, 2014. The net effect of these factors was a decrease in net interest margin of 39 basis points to 3.72 percent for the year ended December 31, 2015from 4.11 percent for the year ended December 31, 2014.

Total non-interest income was $7.1 million for the year ended December 31, 2015, compared with $4.0 million for the year ended December 31, 2014. Total non-interest included an increase in gains on the sale of loans of $2.7 million, or 123.6 percent. Other transactions in 2014, with no comparable transactions in 2015, included gains on sales of investment securities of $3.5 million and a loss of $4.0 million on the bulk sale of impaired loans.

Total non-interest expense increased by $8.0 million, or 20.9 percent, to $46.4 million for the year ended December 31, 2015 from $38.4 million for the year ended December 31, 2014. Expense increases were incurred due to increases in salaries and benefits, occupancy expense, equipment, advertising, REO expense and other non-interest expense due, in part, to the Bank's growth strategy.

BCB Community Bank operates 15 full-service offices in Bayonne, Colonia, Hoboken, Fairfield, Jersey City, Monroe Township, Rutherford, South Orange and Woodbridge, New Jersey, and Staten Island, New York.

Questions regarding the content of this release should be directed to Thomas Coughlin, President and Chief Executive Officer, or Thomas Keating, Chief Financial Officer, at (201) 823-0700.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., (the “Company”) and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

It also should be noted that the Company occasionally evaluates opportunities to expand through acquisition and may conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of these events may be subject to circumstances beyond the Company’s control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP, INC., AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	December 31,
	2015	2014
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and amounts due from depository institutions	$11,808	$11,202
Interest-earning deposits	120,827	20,921
Total cash and cash equivalents	132,635	32,123

Interest-earning time deposits	1,238	993
Securities available for sale	9,623	9,768
Loans held for sale	1,983	3,325
Loans receivable, net of allowance for loan losses of $18,042 and
$16,151, respectively	1,420,118	1,207,850
Federal Home Loan Bank of New York stock, at cost	10,711	8,830
Premises and equipment, net	15,727	14,295
Accrued interest receivable	5,595	4,454
Other real estate owned	1,564	3,485
Deferred income taxes	9,881	9,703
Other assets	9,331	7,074
Total Assets	$1,618,406	$1,301,900

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$130,920	$127,308
Interest bearing deposits	1,143,009	901,248
Total deposits	1,273,929	1,028,556
Short-term debt	-	26,000
Long-term debt	200,000	133,000
Subordinated debentures	4,124	4,124
Other liabilities	6,809	7,968
Total Liabilities	1,484,862	1,199,648

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,731 shares of series A, B and C 6% noncumulative perpetual
preferred stock (liquidation value $10,000 per share)	-	-
Additional paid-in capital preferred stock	17,174	13,326
Common stock; $0.064 par value; 20,000,000 shares authorized, issued 13,738,587 and 10,924,054 at December 31, 2015 and 2014, respectively,
11,209,324 and 8,393,791 shares, respectively outstanding	879	699
Additional paid-in capital common stock	118,803	92,686
Retained earnings	27,382	25,983
Accumulated other comprehensive (loss) income	(1,598)	(1,337)
Treasury stock, at cost, 2,529,263 and 2,530,263, respectively	(29,096)	(29,105)
Total Stockholders' Equity	133,544	102,252

Total Liabilities and Stockholders' Equity	$1,618,406	$1,301,900

BCB BANCORP, INC., AND SUBSIDIARIES Consolidated Statements of Income (In Thousands, Except Share and Per Share Data, Unaudited)
	Years Ended December 31,

	2015	2014	2013
	(In Thousands, Except for Per Share Data)
Interest income:
Loans, including fees	$66,628	$57,858	$53,521
Investments, taxable	651	2,254	3,737
Investments, non-taxable	-	28	49
Other interest-earning assets	101	55	52
Total interest income	67,380	60,195	57,359

Interest expense:
Deposits:
Demand	923	507	444
Savings and club	403	406	363
Certificates of deposit	6,084	4,287	4,795
	7,410	5,200	5,602
Borrowings	6,459	5,107	4,978
Total interest expense	13,869	10,307	10,580

Net interest income	53,511	49,888	46,779
Provision for loan losses	2,280	2,800	2,750

Net interest income, after provision for loan losses	51,231	47,088	44,029

Non-interest income:
Fees and service charges	2,061	2,188	1,822
Gain on sales of loans and other real estate owned	4,873	2,179	1,529
Loss on bulk sale of impaired loans held in portfolio	-	(4,012)	(474)
Gain on sale of securities held to maturity	-	2,288	378
Gain on sale of securities available for sale	-	1,223	-
Other	131	92	120
Total non-interest income	7,065	3,958	3,375

Non-interest expense:
Salaries and employee benefits	23,068	20,145	15,691
Occupancy expense of premises	5,445	4,143	3,516
Equipment	6,428	5,627	5,207
Professional fees	1,291	2,121	2,250
Director fees	528	727	672
Regulatory assessments	1,218	1,142	1,096
Advertising	2,217	1,033	583
Other real estate owned, net	574	80	46
Other	5,683	3,391	2,376
Total non-interest expense	46,452	38,409	31,437

Income before income tax provision	11,844	12,637	15,967
Income tax provision	4,814	5,047	6,551

Net Income	$7,030	$7,590	$9,416
Preferred stock dividends	917	800	559
Net Income available to common stockholders	$6,113	$6,790	$8,857

Net Income per common share-basic and diluted
Basic	$0.69	$0.81	$1.06
Diluted	$0.69	$0.81	$1.06

Weighted average number of common shares outstanding
Basic	8,853	8,366	8,397
Diluted	8,875	8,401	8,402

Contact

Thomas Keating, Chief Financial Officer – 201.823.0700
or
Thomas Coughlin, President and Chief Executive Officer – 201.823.0700

Source: BCB Bancorp, Inc.